Exhibit 99.1

Contact: Christy Hannum Miller
Director of Communications
cmiller@acornfactor.com
(302) 656-1707

Acorn Factor, Inc. Appoints Scott Ungerer to Board

--Also Announces Annual Meeting for December 5th--

Montchanin, Delaware, October 11, 2007-Acorn Factor, Inc. (OTCBB:ACFN) today announced that Scott Ungerer has been appointed to its Board of Directors.

Mr. Ungerer has been a power and energy sector investor for over 13 years and is the Managing Member of EnerTech Capital, a pioneer in energy technology venture investing which he founded in 1996. Mr. Ungerer's investing activities focus primarily on opportunities in software, advanced materials, and engineered solutions. His specific areas of interest and responsibility include opportunities in electric power generation, transmission and distribution, power line carrier, natural gas distribution and advanced engine technologies.

Prior to becoming a power and energy sector investor, Mr. Ungerer spent 16 years as a power industry executive with Atlantic Energy. During his tenure at Atlantic, he rose from the ranks of the junior engineering staff to become President and COO of the company's non-regulated businesses and an officer of the parent corporation.

Mr. Ungerer currently serves as a director of Comverge, Inc., CURRENT Group, , Intellon and The NanoSteel Company.

John A. Moore, CEO of Acorn Factor said, “We welcome Scott Ungerer to our Board of Directors. Scott brings tremendous depth to the board in the field of energy technology. His expertise is an ideal fit with Acorn’s focus on opportunities in this sector.”

Acorn also announced that it will hold its 2007 Annual Meeting on Wednesday, December 5, 2007, at 10:00 a.m. Eastern, at The Union League, 38 East 37th Street, New York, New York. Proxy materials are expected to be mailed to shareholders in the first week of November.

About Acorn Factor, Inc.

Acorn Factor specializes in acquiring and accelerating the growth of emerging ventures that promise meaningful improvements in the economic and environmental efficiency of the energy sector.

Acorn Factor aims to take primarily-controlling positions in promising companies led by great entrepreneurs and to add value by helping these companies with branding, positioning, strategy, and business development guidance. Acorn Factor is a global company with equity interests currently in four promising businesses: Comverge (14%-held), the leading clean capacity provider of energy solutions through demand response, Paketeria GmbH, a leading green logistics company; dsIT (58%-held), is a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc. (10%-held), the creator of community choice aggregation, a revolution in renewable power and retail markets for electricity. Additional information about Acorn Factor and its subsidiary and affiliates is available at www.acornfactor.com, www.comverge.com, www.paketeria.de, www.dsit.co.il, and www.localpower.com.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the Company's business and operations. Many of these factors are described in the Company's most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.